EXHIBIT 10.1

Personal & Confidential

October 17, 2013

David Dickson

Dear David:

We are pleased to confirm our offer for you to join McDermott International, Inc. (“McDermott”). The details of our offer, which when accepted by you, will become our agreement (this “Agreement”), are:

1. Date of Commencement of Services and Position

Your employment will begin on October 31, 2013.

Your position initially will be Executive Vice President and Chief Operating Officer of McDermott. Effective on or before December 16, 2013 you will become President and Chief Executive Officer of McDermott. In addition, on the date you become President and Chief Executive Officer, you will be elected as a member of McDermott’s Board of Directors by the Board of Directors (with annual reelection subject to the regular nomination and shareholder vote process).

2. Compensation and Benefits

a. Salary

Your annual salary initially will be $850,000.00, payable on a semi-monthly basis. Your salary will be prorated for 2013 and will be subject to future adjustments as may be determined by the Compensation Committee of McDermott’s Board of Directors (the “Compensation Committee”).

b. Annual Bonus

For 2014 and later years, you will be eligible, pursuant to McDermott’s Executive Incentive Compensation Plan (the “EICP”), for a target bonus equal to your base salary, which for 2014 will be $850,000.00. Currently, the EICP provides for a range of payout of 25% to 200% of target bonus, depending on performance results.

c. Signing Bonus

You will be paid on December 16, 2013 a signing bonus of $480,000.00.

d. Annual Long Term Incentive Compensation

You will be eligible to participate in annual long-term incentive awards, commencing in 2014. Your target annual award opportunity for 2014 will be between $3,500,000.00 and $4,000,000.00 as determined by the Compensation Committee, and for 2015 and later years is expected to be at least $4,000,000.00. Each annual award could be in one or more awards of performance cash, restricted stock, performance restricted stock, stock options, restricted stock units or performance stock units, as selected by the Compensation Committee. Subject to the approval of the Compensation Committee, your long-term incentive awards will have terms and conditions consistent with those provided to other senior McDermott executives. Your participation in McDermott’s long-term incentive plan will be subject to the terms of the plan and related award agreements.

While there is every reasonable expectation that you would continue to participate in the plan in the future at a level at least as favorable as your initial participation, your continued participation and the level of participation will be determined annually by the Compensation Committee and the plan is subject to amendment, termination or change.

e. Retention Restricted Stock

You will receive a one-time retention award in the form of a grant of restricted stock with a grant date face value of $3,800,000.00, determined by reference to the closing price of McDermott common stock on the date of your commencement of employment with McDermott. A portion of the award with a face value at grant of $1,500,000.00 will vest on June 15, 2014 subject to your continued employment with McDermott. The remaining portion of the award with a face value at grant of $2,300,000.00 will vest in three tranches of $766,666.67 on June 15, 2015, of $766,666.67 on June 15, 2016 and of $766,666.66 on June 15, 2017, subject to your continued employment with McDermott.

f. Perquisites

You will participate in McDermott’s perquisite plan for senior executives at $20,000 per year, commencing in 2014.

g. Change in Control Agreement

You will be offered a Change in Control Agreement substantially in the form of the Change in Control Agreement between McDermott and its current Chief Executive Officer, except that the salary and bonus severance multiplier will be 2.5.

h. SERP

You will be eligible to participate in the McDermott Supplemental Executive Retirement Plan, subject to the terms and conditions thereof.

i. Vacation

You will be entitled to four weeks of annual vacation. Your vacation will be prorated for 2013.

j. Benefits

You will be eligible to participate in McDermott’s health and welfare benefits plans and 401(k) plan generally applicable to senior executives in accordance with the terms of those programs.

3. Stock Ownership Policy

You will be subject to McDermott’s policy that requires its senior executives to own McDermott common stock.

4. Code of Ethics and Business Conduct

You will be subject to and expected to comply with McDermott’s Code of Ethics for Chief Executive Officer and Senior Financial Officers and McDermott’s Code of Business Conduct.

5. Indemnification

As an employee and director, you will be eligible for indemnification pursuant to McDermott’s Amended and Restated By-Laws.

6. Additional Terms

You acknowledge that you are not bound by or otherwise subject to any contractual or other restrictions that would prevent you from joining McDermott and providing services to McDermott as an executive officer and director as contemplated under this Agreement. You also will not bring to your McDermott employment or use in connection with your employment any confidential or proprietary information that you used or had access to by reason of any previous employment that is the property of any previous employer, including, but not limited to, passwords, e-mails, business plans, documents, and the like. During our discussions about your proposed employment, you assured us that you would be able to perform your job duties within the guidelines just described.

You will be required to comply with McDermott’s policy on Employee Physicals, Alcohol and Drug Screens.

McDermott will pay or reimburse you for your reasonable out-of-pocket legal fees and expenses incurred in connection with entering into this Agreement, provided that McDermott’s obligation to do so shall not exceed $15,000.00.

Notwithstanding any other term or condition in this Agreement, nothing herein is intended to create a contract for a specified term, and you understand and agree that the relationship between you and McDermott is one of at-will employment. This means that you may terminate your employment with McDermott at any time and for any reason whatsoever simply by notifying the Chairman of the Board of Directors of McDermott. Likewise, McDermott may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

All payments under this Agreement will be subject to any applicable payroll and tax deductions. All general personnel policies existing for employees of McDermott will apply to you, and you are expected to apply strictest confidentiality to all business matters.

Texas law governs this Agreement and the terms of your employment by McDermott. Disputes about this Agreement and your employment will be subject to arbitration under the AAA Commercial Arbitration rules and will be held in Houston, Texas. Any claim or action brought as a result of a breach of this Agreement must be made within one year of such breach.

You agree that, other than in this Agreement, McDermott has not made any representations, promises, or commitments concerning your proposed employment. This Agreement constitutes the entire agreement between you and McDermott, including any of its directors, officers, agents or employees, and supersedes all other representations, warranties, agreements, and understandings, oral or otherwise, with respect to the matters contained in this Agreement. You confirm that you have consulted with your counsel in connection with your decision to enter into this Agreement.

7. Severability

In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal, or otherwise unenforceable pursuant to applicable law, that determination shall not impair or otherwise affect the validity, legality, or enforceability, to the maximum extent permissible by applicable law, of any of the other terms and provisions of this Agreement.

Sincerely,

McDermott International, Inc.

By:	/s/ Stephen M. Johnson
	Name:	Stephen M. Johnson
	Title:	Chairman, President and Chief Executive Officer

Employment Offer Accepted:

/s/ D. Dickson	17th Oct 2013
David Dickson	Date

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